Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220267

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 4, 2019

PROSPECTUS SUPPLEMENT

(To prospectus dated August 30, 2017)

$

MPLX LP

$            Floating Rate Senior Notes due

$            Floating Rate Senior Notes due

MPLX LP, or “MPLX,” “we” or “us,” is offering $        aggregate principal amount of Floating Rate Senior Notes due             , which we refer to as the “            notes,” and $        aggregate principal amount of Floating Rate Senior Notes due             , which we refer to as the “            notes.” We collectively refer to the            notes and the            notes as the “notes.”

We will pay interest on the notes quarterly in arrears on             ,             ,               and             of each year they are outstanding, commencing on                 , 2019.

We have the option to redeem at par some or all of the            notes and the            notes at any time and from time to time on or after the applicable date specified under the heading “Description of the Notes—Optional Redemption.”

The notes will be unsecured unsubordinated obligations of MPLX and will rank equally with all of MPLX’s other unsecured unsubordinated debt from time to time outstanding, but will be effectively junior to MPLX’s secured indebtedness to the extent of the value of the relevant collateral. The notes will not be the obligation of any of MPLX’s subsidiaries and will be structurally subordinated to all indebtedness and other obligations of MPLX’s subsidiaries.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Investing in the notes involves risks. You should carefully consider the risk factors on page S-9 of this prospectus supplement and in the accompanying prospectus.

	Per Note		Total	Per Note		Total
Public Offering Price(1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds (before expenses)		%	$		%	$

(1)	Plus accrued interest, if any, from September , 2019 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about September     , 2019. This settlement date may affect trading of the notes. See “Underwriting (Conflicts of Interest).”

Joint Book-Running Managers

Citigroup	Barclays	RBC Capital Markets
The date of this prospectus supplement is September , 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two parts. The first part is this prospectus supplement which describes the specific terms of this offering and adds to, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement should be read in conjunction with the accompanying prospectus. To the extent the information contained in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the date on the cover page of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except as otherwise indicated, references in this prospectus supplement to “MPLX,” the “Partnership,” “we,” “us” and “our” refer to MPLX LP and its consolidated subsidiaries. References to “MPLX LP” refer to MPLX LP but not its subsidiaries. References to “MarkWest” refer to our wholly-owned subsidiary MarkWest Energy Partners, L.P. and its subsidiaries. References to “ANDX” refer to our wholly-owned subsidiary Andeavor Logistics LP and its subsidiaries. References to “MPC” refer to Marathon Petroleum Corporation and its consolidated subsidiaries, excluding MPLX LP and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. The SEC maintains an Internet site that contains information MPLX has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about MPLX at our website at http://www.mplx.com. We do not intend for information contained on, or accessible through, our website to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in the prospectus supplement or accompanying prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operation. The information we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and

S-ii

the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (filed with the SEC on February 28, 2019);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019 (filed with the SEC on May 9, 2019 and August 5, 2019, respectively); and

•

our Current Reports on Form 8-K filed on May 8, 2019 (SEC Accession No. 0001193125-19-140401), June  28, 2019, August 1, 2019 (SEC Accession No.  0001552000-19-000060), as amended by the Current Report on Form 8-K/A filed on August 14, 2019 (SEC Accession No. 0001193125-19-221279), and September 4, 2019.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering. We do not and will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning MPLX at the following address or telephone number:

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Attention: Investor Relations

Telephone: (419) 421-2414

DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, includes forward-looking statements within the meaning of federal securities laws. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would,” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	MPLX’s acquisition of ANDX;

S-iii

•

future levels of revenues and other income, income from operations, net income attributable to MPLX, earnings per unit, adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, or distributable cash flow, which we refer to as DCF;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, natural gas liquids, which we refer to as NGLs, and other feedstocks;

•	the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products;

•	our ability to manage disruptions in credit markets or changes to our credit rating;

•	anticipated levels of drilling activity, production rates and volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	the reliability of processing units and other equipment;

•	expectations regarding joint venture arrangements and other acquisitions, including the dropdowns completed by MPC, or divestitures of assets;

•	business strategies, growth opportunities and expected investments;

•	the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to pay distributions and access debt on commercially reasonable terms;

•	the effect of restructuring or reorganization of business components;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows;

•	the potential effects of changes in tariff rates on our business, financial condition, results of operations and cash flows;

•	continued or further volatility in and/or degradation of general economic, market, industry or business conditions;

•	compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder;

•	our ability to successfully execute our business plans, growth strategy and self-funding model;

•	capital market conditions, including the cost of capital, and our ability to raise adequate capital to execute our business plan and implement our growth strategy; and

•	the anticipated effects of actions of third parties such as competitors; or federal, foreign, state or local regulatory authorities; or plaintiffs in litigation.

Our forward-looking statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	volatility or degradation in general economic, market, industry or business conditions;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges;

S-iv

•	availability and pricing of domestic and foreign supplies of natural gas, NGLs and crude oil and other feedstocks;

•	availability and pricing of domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	foreign imports and exports of crude oil, refined products, natural gas and NGLs;

•	completion of midstream infrastructure by competitors;

•	midstream and refining industry overcapacity or under capacity;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, natural gas and NGLs, including seasonal fluctuations;

•	changes to the expected construction costs and timing of projects and planned investments, and our ability to obtain regulatory and other approvals with respect thereto;

•

political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•

actions taken by our competitors, including pricing adjustments and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	changes in fuel and utility costs for our facilities;

•	failure to realize the benefits projected for capital projects, or cost overruns associated with such projects;

•	the ability to achieve strategic and financial objectives, including with respect to proposed projects and transactions;

•	accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, or those of our suppliers or customers;

•	unusual weather conditions and natural disasters;

•	disruptions due to equipment interruption or failure, including electrical shortages and power grid failures;

•	acts of war, terrorism or civil unrest that could impair our ability to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance;

•

the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows;

•	adverse changes in laws including with respect to tax and regulatory matters;

•	modifications to financial policies, capital budgets, and earnings and distributions;

•

rulings, judgments or settlements and related expenses in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

S-v

•	the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements;

•

political pressure and influence of environmental groups upon policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs or other hydrocarbon-based products;

•	labor and material shortages;

•	changes to our capital budget;

•	the ability and willingness of parties with whom we have material relationships to perform their obligations to us;

•	negative capital market conditions, including an increase of the current yield on our common units, adversely affecting our ability to meet our distribution growth guidance;

•

changes in the credit ratings assigned to our debt securities and trade credit, changes in the availability of unsecured credit, changes affecting the credit markets generally and our ability to manage such changes; and

•	other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q.

We do not undertake any obligation to update the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, unless we are required by applicable securities laws to do so.

S-vi

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference and in the indenture governing the notes, which we refer to as the indenture, as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus as well as the other documents incorporated by reference, carefully, including the “Risk Factors” sections and our consolidated financial statements and the related notes.

Partnership Information

We are a diversified, large-cap master limited partnership with our common units traded on the New York Stock Exchange under the symbol “MPLX.” We were formed in 2012 by MPC and are headquartered in Findlay, Ohio. We own and operate midstream energy infrastructure and logistics assets and provide fuels distribution services. Our assets include a network of crude oil and refined petroleum product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. We also own crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. Our operations are conducted in the following operating segments: Logistics and Storage, which we refer to as L&S, and Gathering and Processing, which we refer to as G&P.

Our principal executive offices are located at 200 E. Hardin Street, Findlay, Ohio 45840, and our telephone number at that location is (419) 421-2414.

Strategic Relationship to MPC

We have a strategic relationship with MPC. MPC is a leading, integrated downstream energy company that operates the nation’s largest refining system with over 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. In addition, Speedway LLC, a subsidiary of MPC, owns and operates retail convenience stores across the United States. MPC controls, conducts and manages our operations and activities through its ownership of MPLX GP LLC, our general partner, which we refer to as MPLX GP. In addition, MPC beneficially owns approximately 63 percent of our outstanding common units. Many of the assets we operate and services we perform for MPC are integral to MPC’s operations and success. Accordingly, we believe that our relationship with MPC will continue to provide us with significant growth opportunities and a base of stable cash flows.

Recent Developments

ANDX Merger

On May 7, 2019, ANDX, Tesoro Logistics GP, LLC, a Delaware limited liability company and the former general partner of ANDX, which we refer to as TLGP, MPLX, MPLX GP, and MPLX MAX LLC, a Delaware limited liability company and wholly owned subsidiary of MPLX, which we refer to as the Merger Sub, entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, pursuant to which Merger Sub agreed to be merged with and into ANDX with ANDX surviving the merger as a wholly owned subsidiary of MPLX, which we refer to as the Merger. On July 30, 2019, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform

Limited Partnership Act and the Delaware Limited Liability Company Act, the Merger was completed. At the effective time of the Merger, the separate existence of Merger Sub ceased, and ANDX survived the Merger as a wholly owned subsidiary of MPLX. At the effective time of the Merger, and in accordance with the terms of the Merger Agreement, Andeavor Logistics GP LLC, a Delaware limited liability company and wholly owned subsidiary of MPLX, which we refer to as ANDX GP, was admitted as the new general partner of ANDX; concurrently therewith, TLGP ceased to be the general partner of ANDX. Following the closing of the Merger, MPLX controls ANDX through its direct ownership of 100% of the membership interests of ANDX GP and its ownership of 100% of the outstanding common units of ANDX.

In connection with the closing of the Merger, we borrowed approximately $1.5 billion under our revolving credit facility (as defined under “Description of Other Indebtedness—Revolving Credit Facility”) to repay all amounts outstanding under and terminate ANDX’s previously existing credit facilities. See “Description of Other Indebtedness—Revolving Credit Facility.”

Exchange Offers and Consent Solicitation

Senior notes issued by ANDX and Tesoro Logistics Finance Corp., a wholly-owned subsidiary of ANDX, which we refer to as Finance Corp., having an aggregate principal amount of $3.75 billion, which we refer to as the ANDX senior notes, remain outstanding following the Merger. On August 22, 2019, in connection with the Merger, we commenced offers to exchange certain series of ANDX senior notes having an aggregate principal amount of $3.25 billion for (1) up to $3.25 billion aggregate principal amount of new notes issued by MPLX LP having the same maturity and interest rates as the ANDX senior notes to be exchanged and (2) cash, which we refer to as the ANDX Exchange Offer. On the same date, ANDX and Finance Corp. commenced consent solicitations from holders of each series of ANDX senior notes to amend the indentures governing the ANDX senior notes that are subject to the ANDX Exchange Offer to remove certain restrictive and reporting covenants and events of default.

We are not making an offer to exchange or soliciting consents with respect to ANDX’s 5.500% senior notes due October 15, 2019, which we refer to as the ANDX 5.500% senior notes due 2019, having an aggregate principal amount of $500 million outstanding. We intend to use a portion of the net proceeds from this offering to repay, redeem or otherwise retire the ANDX 5.500% senior notes due 2019. See “Use of Proceeds.”

In connection with announcing the ANDX Exchange Offer, on August 22, 2019, we announced that we intend to issue or raise new debt in the near term to repay a material portion of the debt outstanding under our revolving credit facility and our amended and restated intercompany loan agreement with MPC, which we refer to as the MPC Loan Agreement. This offering is part of the new debt contemplated in the announcement. In addition to this offering, we have initiated a process to establish a new term loan, the proceeds of which would be used to repay such debt.

Portfolio Optimization

On August 1, 2019, MPLX announced that it is working with MPC on a portfolio optimization initiative, which could include asset divestitures. Proceeds from any divestitures would be used for general partnership purposes, such as investments in high-return projects as well as debt reduction.

The Offering

Issuer	MPLX LP, a Delaware limited partnership.

Securities Offered	$ aggregate principal amount of notes, consisting of $ principal amount of Floating Rate Senior Notes due and $ principal amount of Floating Rate Senior Notes due .

Maturity Dates	The notes will mature on and the notes will mature on .

Interest Payment Dates	We will pay interest on the notes quarterly in arrears on , , and of each year they are outstanding, commencing on , 2019.

Interest Rates	The notes will bear interest from , 2019 at a floating rate equal to three-month USD LIBOR (as defined herein) plus % per annum and the notes will bear interest from , 2019 at a floating rate equal to three-month USD LIBOR plus % per annum, subject to the provisions set forth under “Description of the Notes—Interest”; provided, however, that the minimum interest rate on the notes shall not be less than 0.000%. The initial interest rate for the notes is % and the initial interest rate for the notes is %.

Optional Redemption	We may redeem the notes, in whole or in part, on or after , (the first business day after the date that is prior to the maturity of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption. We may redeem the notes, in whole or in part, on or after , (the first business day after the date that is prior to the maturity of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Ranking	The notes will be our senior unsecured obligations, will rank equally with all our other senior unsecured debt, including all other unsubordinated notes issued under the indenture from time to time outstanding. The notes will be effectively junior to our secured indebtedness to the extent of the value of the relevant collateral and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”

Certain Covenants	The indenture includes covenants that will, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens with respect to principal properties, enter into sale and leaseback transactions with respect to principal properties and merge or consolidate with any other entity or sell or convey all or substantially all of our assets, and will require us to provide certain information to the trustee (as defined below) and holders of the notes. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes—Certain Covenants.”

Future Issuances	The notes will be limited initially to $ in aggregate principal amount and the notes will be limited initially to $ in aggregate principal amount. We may, however, “re-open” each series of notes and issue an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Form and Denomination	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. See “Description of the Notes—Book-Entry; Delivery and Form.”

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $ from this offering. We intend to use a portion of the net proceeds from this offering to repay, redeem or otherwise retire the ANDX 5.500% senior notes due 2019, of which $500 million aggregate principal amount is outstanding. Pending that final use, we intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility and the MPC Loan Agreement and/or for general partnership purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. The foregoing payments may constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., which refer to as FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

Selected Historical Consolidated Financial Data of MPLX

The following table presents selected historical consolidated financial data for MPLX as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and selected historical condensed consolidated financial data as of and for the six months ended June 30, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from MPLX’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from MPLX’s selected financial data presented in Item 6 included in its Annual Report on Form 10-K for the year ended December 31, 2018, which included recasted historical results of predecessors. The selected historical condensed consolidated financial data as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 have been derived from MPLX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which is incorporated by reference herein. The selected historical condensed consolidated balance sheet data as of June 30, 2018 has been derived from MPLX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which has not been incorporated by reference herein.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein.

	Year Ended December 31,					Six Months Ended June 30,
	2018	2017	2016	2015	2014	2019	2018
	(In millions)
Statements of consolidated income data:
Total revenues and other income	$6,425	$3,867	$3,029	$1,101	$793	$3,275	$2,998
Income from operations	2,503	1,191	683	381	245	1,337	1,165
Net income	1,834	836	434	333	239	997	879
Net income attributable to MPLX LP	1,818	794	233	156	121	985	874

	December 31,					June 30,
	2018	2017	2016	2015	2014	2019	2018
	(In millions)
Consolidated balance sheet data:
Total assets	$22,779	$19,500	$17,509	$16,404	$1,544	$23,746	$21,412
Long-term debt	13,392	6,945	4,422	5,255	644	14,030	11,874

Selected Historical Consolidated Financial Data of ANDX

The following table presents selected historical consolidated financial data of ANDX as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and selected historical condensed consolidated financial data as of and for the six months ended June 30, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from ANDX’s audited consolidated financial statements and related notes, which are incorporated by reference herein. The selected historical consolidated financial data for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from ANDX’s selected financial data as presented in Item 6 included in its Annual Report on Form 10-K for the year ended December 31, 2018, which included recasted historical results of predecessors. The selected historical condensed consolidated financial data as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 have been derived from ANDX’s unaudited condensed consolidated financial statements and related notes, which are incorporated by reference herein. The selected historical condensed consolidated balance sheet data as of June 30, 2018 has been derived from ANDX’s unaudited condensed consolidated financial statements and related notes, which have not been incorporated by reference herein.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes therein, which reports are not, in their entirety, incorporated by reference herein.

	Year Ended December 31,					Six Months Ended June 30,
	2018(a)	2017(a)	2016(a)	2015(a)	2014(a)	2019	2018(a)
	(In millions)
Statements of consolidated income data:
Revenues(b)	$2,380	$3,249	$1,669	$1,112	$600	$1,231	$1,115
Net Earnings	600	306	277	249	56	317	263
Limited Partners’ Interest in Net Earnings	584	267	187	199	43	297	263

	December 31,					June 30,
	2018(a)	2017(a)	2016(a)	2015(a)	2014(a)	2019	2018(a)
	(In millions)
Consolidated balance sheet data:
Total Assets	$10,295	$9,505	$6,589	$5,131	$4,955	$10,550	$10,096
Debt, Net of Unamortized Issuance Costs	4,964	4,128	4,054	2,844	2,544	5,223	4,373

(a)

Includes the historical results related to ANDX and the acquired assets from Andeavor and Andeavor’s subsidiaries. For the years ended 2015 and 2014, retrospectively adjusted amounts for the acquisition of Permian, refining logistics and asphalt assets from Andeavor on August 6, 2018, which we refer to as the 2018 Drop Down, are not shown because management does not believe presentation of these impacts is material to an investor’s understanding of ANDX’s current operations. Other than certain assets included in the 2018 Drop Down, Western Refining Logistics, LP and transportation regulated by the Federal Energy Regulatory Commission and the Regulatory Commission of Alaska tariffs charged to the sponsor on the refined products pipeline included in the logistics assets acquired in 2014, the acquired assets from Andeavor and Andeavor’s subsidiaries did not record revenue for transactions with Andeavor for certain assets acquired prior to the effective date of each acquisition.

(b)

Due to the adoption of Accounting Standards Codification, which we refer to as ASC 606, effective January 1, 2018, the revenues and costs associated with the fuel purchase and supply arrangements for the year ended December 31, 2018 were netted.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial statement data has been prepared to assist in the analysis of financial effects of the Merger between MPLX and ANDX. The information under “Pro Forma Condensed Statement of Combined Income Data” in the table below gives effect to the Merger and related transactions as if they had been consummated on January 1, 2018, the beginning of the earliest period presented. The information under “Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the Merger and related transactions had been consummated on March 31, 2019.

MPC accounted for the acquisition of Andeavor, including its interest in ANDX, using the acquisition method of accounting, which requires Andeavor assets and liabilities to be recorded at fair value as of the acquisition date. MPC will complete a final determination of the fair value of certain assets and liabilities within the one-year measurement period from the date of the acquisition as required by FASB ASC Topic 805, “Business Combinations.” Due to the level of effort required to develop fair value measurements, the valuation studies necessary to determine the fair value of assets acquired and liabilities assumed are still considered to be preliminary by MPC, including the underlying cash flows used to determine the fair value of identified intangible assets and economic obsolescence adjustments to property, plant and equipment. The size and the breadth of the Andeavor acquisition necessitates the use of the one-year measurement period to fully analyze all the factors used in establishing the asset and liability fair values as of the acquisition date, including, but not limited to, property, plant and equipment, intangible assets, real property, leases, environmental and asset retirement obligations and the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values recorded by MPC and subsequently recorded by MPLX in relation to the Merger.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of MPLX and ANDX filed by each with the SEC, and incorporated by reference into this document. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated, or the future operating results or financial position of the combined partnership following the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page S-9 and in the documents incorporated by reference herein.

(in millions, except per unit amounts)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Pro Forma Condensed Statement of Combined Income Data:
Total Revenues and Other Income	$2,282	$8,838
Income from Operations	889	3,292
Net Income	668	2,422
Limited Partners’ Interest in Net Income Attributable to MPLX LP	632	2,315
Net Income Attributable to MPLX LP per Limited Partner Unit:
Common—Basic	0.60	2.30
Common—Diluted	0.60	2.30
Cash Distribution Declared per Common Unit	0.72	2.86

As of March 31, 2019
Pro Forma Condensed Combined Balance Sheet Data:
Total Assets	$40,627
Long-Term Debt, Including Capital Leases	18,476
Total Liabilities	21,612
Redeemable Preferred Units	1,004
Total Equity	18,011

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as amended or supplemented by subsequent Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus supplement and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, including the notes.

We have substantial existing debt. As of June 30, 2019, we had total consolidated indebtedness of approximately $14.5 billion, excluding unamortized debt issue costs and discounts and including outstanding borrowings under the MPC Loan Agreement. On a pro forma adjusted basis, after giving effect to the Merger and the related financing transactions, our consolidated indebtedness, as of June 30, 2019, would have been approximately $19.8 billion excluding unamortized debt issue costs and discounts and including outstanding borrowings under the MPC Loan Agreement. See “Capitalization.” We also have the capacity under our credit agreements and the indenture to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt, including the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, distributions and other general partnership purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

Any increase in our indebtedness could have adverse effects on our financial condition and results of operations, including:

•	increasing our vulnerability to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and our industry;

•	limiting our ability to make distributions to our unitholders;

•	limiting our ability to borrow additional funds; and

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, unit repurchases, distributions and for other purposes.

Our ability to arrange any additional financing will depend on, among other factors, our financial position and performance, prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all.

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes.

The indenture does not restrict the amount of additional debt that we and our subsidiaries may incur and our credit agreements permit us and our subsidiaries to incur substantial additional unsecured debt.

The notes and the indenture will not place any limitation on the amount of unsecured debt that we may incur and our revolving credit facility and the MPC Loan Agreement permit us and our subsidiaries to incur substantial additional unsecured debt. Our incurrence of additional debt, and the incurrence of additional debt by any of our subsidiaries, may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that the credit rating of the notes is downgraded or withdrawn.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction. Accordingly, holders will not have the right to require us to repurchase the notes if we enter into transactions that result in a change of control of our partnership. Certain of our existing senior notes and other existing debt obligations provide such rights to holders of those obligations.

MPLX LP is a holding company and depends on dividends and other distributions from our subsidiaries.

MPLX LP is a holding company with limited direct operations. Its principal assets are the equity interests that it holds in its subsidiaries. As a result, it depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on its outstanding indebtedness. MPLX LP’s subsidiaries are legally distinct from MPLX LP and generally have no obligation to pay amounts due on MPLX LP’s indebtedness or to make funds available to MPLX LP for such payment. In addition, certain of MPLX LP’s subsidiaries have existing debt obligations and are permitted under the terms of the indenture governing the notes to incur additional indebtedness or enter into other agreements that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to MPLX LP. MPLX LP cannot assure you that the agreements governing the current and future indebtedness or other activities of its subsidiaries will permit its subsidiaries to provide MPLX LP with sufficient dividends, distributions or loans to fund payments on the notes when due.

None of our properties have been determined to be a principal property under the indenture.

The indenture governing the notes includes covenants that, among other things, limit our ability to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties. However, our Board of Directors has the discretion to determine whether any property is a principal property and, as of the date of this prospectus supplement, our Board of Directors has not determined that any of our properties is a principal property under the indenture.

Active trading markets for the notes may not develop.

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may cease market-making at any time without notice.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes prior to maturity according to their redemption terms. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

Floating rate notes bear additional risks not associated with conventional fixed rate debt securities.

The notes bear interest at a floating rate, and accordingly carry significant risks not associated with conventional fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

Uncertainty relating to the calculation of USD London Interbank Offered Rate, which we refer to as USD LIBOR, and other reference rates and their potential discontinuance may materially adversely affect the value of floating rate notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices, which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority, which we refer to as the FCA, which regulates USD LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of USD LIBOR after 2021. Such announcement indicates that the continuation of USD LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that USD LIBOR will be discontinued or modified by 2021.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to USD LIBOR or any other reference rate, or the establishment of alternative reference rates may have on USD LIBOR, other benchmarks or floating rate debt securities, including the notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the notes to be materially different than expected.

If it is determined that USD LIBOR has been discontinued and an alternative reference rate for three-month USD LIBOR is used as described in “Description of the Notes—Interest”, we, or our designee, which may be the calculation agent, a successor calculation agent, or such other designee of ours, any of such entities which we refer to as a Designee, may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to three-month USD LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Description of the Notes—Interest.” Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on the notes that are lower than or that otherwise differ from the payments that would have been made on the notes if published USD LIBOR continued to be available. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your notes, or the market liquidity and market value of your notes.

Interest on the notes will be calculated using a Benchmark Replacement that we select, or our Designee selects, if a Benchmark Transition Event occurs.

As described in detail in the section “Description of the Notes—Interest—Effect of Benchmark Transition Event,” which we refer to as the benchmark transition provisions, if during the term of the notes, we determine, or our Designee determines, that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to USD LIBOR, we, or our Designee, in our or its sole discretion, as applicable, will select a Benchmark Replacement as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination if we determine, or our Designee determines, in our or its sole discretion, as applicable, they are required. Our interests in making the determinations described above may be adverse to your interests as a holder of the notes. The selection of a Benchmark Replacement, and any decisions made by us, or our Designee, in connection with implementing a Benchmark Replacement with respect to the notes, could result in adverse consequences to the applicable interest rate on the notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to USD LIBOR or that any Benchmark Replacement will produce the economic equivalent of USD LIBOR.

The Secured Overnight Financing Rate, which we refer to as SOFR, is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York, which we refer to as the NY Federal Reserve, and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to USD LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, us (or our Designee). In addition, the benchmark transition provisions expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the notes, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of the notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the notes and a reduction in their trading prices.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, of approximately $        from this offering. We intend to use a portion of the net proceeds from this offering to repay, redeem or otherwise retire the ANDX 5.500% senior notes due 2019. Pending that final use, we intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility and the MPC Loan Agreement and/or for general partnership purposes, which may include, from time to time, acquisitions, capital expenditures and the payment of distributions.

As of August 31, 2019, $500 million in aggregate principal amount of the ANDX 5.500% senior notes due 2019 was outstanding. The ANDX 5.500% senior notes due 2019 bear interest at a rate of 5.500% per annum.

As of August 31, 2019, approximately $1,375 million of indebtedness was outstanding under our revolving credit facility. We used borrowings under our revolving credit facility for general partnership purposes and to repay ANDX’s previously existing revolving credit facilities in connection with the Merger. The revolving credit facility matures on July 30, 2024. As of August 31, 2019, outstanding borrowings under our revolving credit facility bore interest at an average weighted rate of 3.388% per annum.

As of August 31, 2019, approximately $1,333 million of indebtedness was outstanding under the MPC Loan Agreement. We used borrowings under the MPC Loan Agreement for general partnership purposes. The MPC Loan matures on July 31, 2024, provided that any outstanding borrowings are payable upon demand by MPC at any time. As of August 31, 2019, outstanding borrowings under the MPC Loan Agreement bore interest at a rate of 3.494% per annum.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019 (1) on a historical basis, (2) on an adjusted basis to give pro forma effect to the Merger and the related financing transactions (including the additional borrowings of approximately $1.5 billion under our revolving credit facility and the repayment of all amounts outstanding under ANDX’s previously existing credit facilities), but does not give effect to the anticipated issuance of the new MPLX senior notes in the ANDX Exchange Offer and (3) on an as further adjusted basis to reflect the amounts in clause (2) above and give pro forma effect to the issuance of the notes in this offering and the anticipated application of the net proceeds therefrom, but does not give effect to the anticipated issuance of the new MPLX senior notes in the ANDX Exchange Offer.

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2019
	Actual (unaudited)	As adjusted (unaudited)(1)	As further adjusted (unaudited)(1)(2)
	(dollars in millions)	(dollars in millions)	(dollars in millions)
Cash and cash equivalents	$7	$32

Debt(3)
MPLX:
Bank revolving credit facility due 2024	615	2,115
MPC intercompany loan agreement due 2024	44	44
3.375% senior notes due March 2023	500	500	500
4.500% senior notes due July 2023	989	989	989
4.875% senior notes due December 2024	1,149	1,149	1,149
4.000% senior notes due February 2025	500	500	500
4.875% senior notes due June 2025	1,189	1,189	1,189
4.125% senior notes due March 2027	1,250	1,250	1,250
4.000% senior notes due March 2028	1,250	1,250	1,250
4.800% senior notes due February 2029	750	750	750
4.500% senior notes due April 2038	1,750	1,750	1,750
5.200% senior notes due March 2047	1,000	1,000	1,000
4.700% senior notes due April 2048	1,500	1,500	1,500
5.500% senior notes due February 2049	1,500	1,500	1,500
4.900% senior notes due April 2058	500	500	500
notes offered hereby	—	—
notes offered hereby	—	—
Consolidated subsidiaries:
MarkWest–4.500%-4.875% senior notes, due 2023-2025	23	23	23
MarkWest Financing lease obligations	8	8	8
ANDX 5.500% senior notes due 2019	—	500	—
ANDX 6.250% senior notes due October 2022	—	300	300
ANDX 3.500% senior notes due December 2022	—	500	500
ANDX 6.375% senior notes due May 2024	—	450	450

	As of June 30, 2019
	Actual (unaudited)	As adjusted (unaudited)(1)	As further adjusted (unaudited)(1)(2)
ANDX 5.250% senior notes due January 2025	—	750	750
ANDX 4.250% senior notes due December 2027	—	750	750
ANDX 5.200% senior notes due December 2047	—	500	500
ANDX Finance lease obligations	—	13	13

Total debt	14,517	19,780

(1)

Reflects the Merger and the related financing transactions (including the additional borrowings of approximately $1.5 billion under our revolving credit facility and the repayment of all amounts outstanding under ANDX’s previously existing credit facilities), but does not reflect (i) the application of generally accepted accounting principles as it relates to fair value measurements of the assumed debt per the acquisition method of accounting or (ii) the issuance of the new MPLX senior notes in the ANDX Exchange Offer.

(2)

Further reflects the issuance of the notes in this offering and the anticipated application of the net proceeds therefrom, but does not reflect (i) the application of generally accepted accounting principles as it relates to the fair value measurements of the assumed debt per the acquisition method of accounting or (ii) the issuance of the new MPLX senior notes in the ANDX Exchange Offer.

(3)	Represents principal amount of indebtedness outstanding without regard to unamortized discount or issuance costs.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On July 26, 2019, in connection with the closing of the Merger, MPLX entered into an Amended and Restated Credit Agreement, by and among MPLX, as borrower, Wells Fargo Bank, National Association, as administrative agent, each of Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Citigroup Global Markets Inc., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Royal Bank of Canada, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, each of Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Royal Bank of Canada, as documentation agents, and the other lenders and issuing banks that are parties thereto, which we refer to as the Amended and Restated MPLX Credit Agreement, providing for a five-year $3.5 billion revolving credit facility, which we refer to as our revolving credit facility. The Amended and Restated MPLX Credit Agreement amended and restated MPLX’s existing credit agreement, dated July 21, 2017, and became effective on July 30, 2019 upon the closing of the Merger.

The Amended and Restated MPLX Credit Agreement includes letter of credit issuing capacity of up to approximately $300 million (subject to agreement of any lenders to increase their letter of credit issuing commitments thereunder) and swingline loan capacity of up to $150 million. Pursuant to the terms of the Amended and Restated MPLX Credit Agreement, the revolving credit facility may be increased by up to an additional $1.0 billion in borrowing capacity, subject to certain customary conditions, including the consent of the lenders whose commitments would increase. The Amended and Restated MPLX Credit Agreement is for a five-year term with a maturity date of July 30, 2024 and may be extended for up to two additional one-year periods subject to, among other conditions, the consent of the lenders holding a majority of the revolving credit facility commitments, provided that the commitments held by any non-consenting lenders will terminate on the original maturity date.

Commitment fees ranging from 10.0 basis points to 25.0 basis points per annum, depending on MPLX’s credit ratings (currently 15.0 basis points), accrue on the unused commitments under the Amended and Restated MPLX Credit Agreement. Borrowings under the Amended and Restated MPLX Credit Agreement bear interest, at MPLX’s election, at either (i) the Adjusted LIBO (as defined in the Amended and Restated MPLX Credit Agreement) plus a margin ranging from 100.0 basis points to 175.0 basis points per annum, depending on MPLX’s credit ratings (currently 125.0 basis points), or (ii) the Alternate Base Rate (as defined in the Amended and Restated MPLX Credit Agreement) plus a margin ranging from 0 basis points to 75.0 basis points per annum, depending on MPLX’s credit ratings (currently 25.0 basis points).

The Amended and Restated MPLX Credit Agreement contains certain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires MPLX’s ratio of Consolidated Total Debt (as defined in the Amended and Restated MPLX Credit Agreement) to Consolidated EBITDA (as defined in the Amended and Restated MPLX Credit Agreement) for the four prior fiscal quarters not to exceed 5.0 to 1.0 as of the last day of each fiscal quarter (or 5.5 to 1.0 during an Acquisition Period (as defined in the Amended and Restated MPLX Credit Agreement)). Consolidated EBITDA is subject to adjustments for certain acquisitions completed and capital projects undertaken during the relevant period. In addition to commitment fees and interest charges, MPLX agreed to pay administrative fees, letter of credit fronting fees and other customary fees and to reimburse certain expenses of the lenders and agents incurred in connection with the Amended and Restated MPLX Credit Agreement.

In connection with the closing of the Merger, we borrowed approximately $1.5 billion under our revolving credit facility to repay all amounts outstanding under and terminate ANDX’s previously existing credit facilities. As of August 31, 2019, we had approximately $1,375 million in borrowings and approximately $3 million in letters of credit outstanding under our revolving credit facility.

MPC Intercompany Loan Agreement

MPLX is party to the MPC Loan Agreement. Under the terms of the MPC Loan Agreement, MPC may make loans to MPLX on a revolving basis, as requested by MPLX and as agreed to by MPC in its discretion, of up to $1.5 billion in aggregate principal amount of all loans outstanding at any one time. Borrowings under the MPC Loan Agreement will bear interest at the one-month LIBOR rate plus 1.25 percent or such lower rate that would be applicable to such borrowings under the Amended and Restated MPLX Credit Agreement. The MPC Loan Agreement expires July 31, 2024, provided that MPC may demand payment of all or any portion of the outstanding principal amount of the loans, together with all accrued and unpaid interest and other amounts (if any) payable under the MPC Loan Agreement, at any time prior to the expiration date. We had $1,333 million in borrowings outstanding under the MPC Loan Agreement as of August 31, 2019.

MPLX Senior Notes

As of August 31, 2019, and without giving effect to the notes offered hereby, MPLX and its consolidated subsidiaries (excluding ANDX) had senior notes outstanding with an aggregate principal amount of $13.85 billion with maturities ranging from 2023 to 2058.

ANDX Senior Notes

As of August 31, 2019 and without giving effect to the ANDX Exchange Offer, ANDX had outstanding $500 million aggregate principal amount of ANDX 5.500% senior notes due 2019, $300 million aggregate principal amount of 6.250% senior notes due October 15, 2022, $500 million aggregate principal amount of 3.500% senior notes due December 1, 2022, $450 million aggregate principal amount of 6.375% senior notes due May 1, 2024, $750 million aggregate principal amount of 5.250% senior notes due January 15, 2025, $750 million aggregate principal amount of 4.250% senior notes due December 1, 2027 and $500 million aggregate principal amount of 5.200% senior notes due December 1, 2047. Interest on the ANDX senior notes is payable semi-annually in arrears on the following dates of each year prior to their maturity: April 15th and October 15th with respect to the ANDX 5.500% 2019 senior notes due 2019, 6.250% 2022 senior notes, June 1st and December 1st with respect to the 3.500% 2022 senior notes, 4.250% 2027 senior notes and 5.200% 2047 senior notes; January 15th and July 15th with respect to the 5.250% 2025 senior notes; and May 1st and November 1st with respect to the 6.375% 2024 senior notes.

On August 22, 2019, we launched the ANDX Exchange Offer, offering to exchange all of the outstanding ANDX senior notes, excluding the ANDX 5.500% senior notes due 2019, for new senior notes issued by MPLX LP having the same maturity and interest terms. We intend to repay, redeem or otherwise retire the ANDX 5.500% senior notes due 2019 at or prior to their maturity on October 15, 2019 with a portion of the net proceeds from this offering.

The ANDX senior notes are senior unsecured obligations of ANDX and Finance Corp., and as such, are structurally senior to all of MPLX’s unsecured unsubordinated debt, including the MPLX senior notes currently outstanding and the notes offered hereby.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of February 12, 2015, as supplemented, between MPLX LP, as issuer, and The Bank of New York Mellon Trust Company, N.A., as the trustee (the “trustee”), as further supplemented by the fifteenth supplemental indenture and the sixteenth supplemental indenture, each to be entered into between MPLX LP and the trustee (the “indenture”). The following description is a summary of the material terms of the indenture and the notes and is intended to supplement, and to the extent inconsistent, to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. In this description of the notes references to “MPLX LP,” the “Company,” “we” or “us” refer only to MPLX LP and not to any of its subsidiaries.

General

We are offering $        total aggregate principal amount of notes, consisting of $        aggregate principal amount of the            notes and $        aggregate principal amount of the            notes.

The            notes will mature on             ,              and bear interest at a floating rate equal to three-month USD LIBOR plus     % per annum. The            notes will mature on             ,              and bear interest at a floating rate equal to three-month USD LIBOR plus     % per annum. See “—Interest.”

Each series of the notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, increase the principal amount of each series of the notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP number as the applicable series of notes being offered by this prospectus supplement. We will not issue any such additional notes of a series unless the additional notes are fungible with the applicable series of the notes being offered hereby for U.S. federal income tax purposes. The applicable series of the notes and any such additional notes subsequently issued under the indenture will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The indenture does not limit the amount of debt that we may issue under the indenture, nor the amount of other unsecured debt or securities that we or any of our subsidiaries may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a “change of control” or highly leveraged transaction. In addition, the indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Interest

The notes will bear interest for each interest period at a rate determined by the calculation agent, except as set forth below. The calculation agent is The Bank of New York Mellon Trust Company, N.A. until such time as we appoint a successor calculation agent. We will pay interest on the notes on                 ,                 ,                  and                 of each year starting on                 , 2019 and on the maturity date. The interest rate on the                notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus     % (the “                Margin”). The interest rate on the                notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as

determined on the interest determination date plus     % (the “                Margin”). The interest determination date for an interest period will be the second London business day preceding that interest period. Promptly upon determination, the calculation agent will inform the trustee and us, or in certain circumstances described below, MPLX LP or our Designee will inform the trustee, of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent, or in certain circumstances described below, by MPLX LP or our Designee, shall be binding and conclusive on the holders of the notes, the trustee and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, three-month USD LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Bloomberg Page BBAM” or “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date.

“Bloomberg Page BBAM” means the display designated as “BBAM” on Bloomberg (or any successor service) (or such other page as may replace Page BBAM on Bloomberg or any successor service).

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters or any successor service).

Upon written request from any holder of notes, the calculation agent will provide the interest rate in effect for the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The minimum interest rate on the notes shall be 0.000%.

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the notes will accrue from                 , 2019, or from the most recent interest payment date to which interest has been paid or provided for; provided, that if an interest payment date (other than the maturity date) for the notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day. Interest on the notes will be paid to, but not including, the relevant interest payment date. We will make interest payments on the notes quarterly in arrears on                  ,                 ,                   and                 of each year, beginning on                 , 2019, to the person in whose name those notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest on the notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

If three-month USD LIBOR cannot be determined on an interest determination date as described above, then the calculation agent (after consultation with us) will determine three-month USD LIBOR as follows:

•	MPLX LP will select four major banks in the London interbank market.

•

MPLX LP will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date to the calculation agent. These quotations shall be for deposits in USD for the period of three months, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least $1,000,000 that is representative of a single transaction in such market at that time.

(1)    If two or more quotations are provided, three-month USD LIBOR for the interest period will be the arithmetic average of those quotations.

(2)    If fewer than two quotations are provided, MPLX LP will select three major banks in New York City and request that they provide to the calculation agent the rates in the immediately following bullet point, and the calculation agent will follow the steps in the two bullet points below.

•

The calculation agent, upon receipt of such rates, will then determine three-month USD LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the interest determination date. The rates quoted will be for loans in USD for the period of three months, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least $1,000,000 that is representative of a single transaction in such market at that time.

•	If fewer than three New York City banks selected by MPLX LP are quoting rates, three-month USD LIBOR for the interest period will be the same as for the immediately preceding interest period.

Notwithstanding the foregoing two paragraphs, if MPLX LP (or our Designee) determines on or prior to the relevant interest determination date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to USD LIBOR, then the provisions set forth below under “—Interest—Effect of Benchmark Transition Event,” which is referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the rate of interest that will be applicable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the            Margin or the            Margin, as applicable.

However, if we or our Designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant interest determination date, the interest rate for the applicable interest period for the applicable series of notes will be equal to the interest rate on the last interest determination date for such series of notes, as determined by us or our Designee.

Effect of Benchmark Transition Event

Benchmark Replacement. If MPLX LP or our Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, MPLX LP (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by MPLX LP (or our Designee) pursuant to this caption titled “—Interest—Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on the holders, the trustee, the paying agent and the calculation agent, absent manifest error, will be made in MPLX LP’s (or our Designee’s) sole discretion and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party. None of the trustee, the paying agent or the calculation agent shall have any responsibility to determine whether any manifest error has occurred and may conclusively assume that no manifest error exists and shall suffer no liability in so assuming.

Certain Defined Terms. As used in this caption titled “—Interest—Effect of Benchmark Transition Event”:

“Benchmark” means, initially, three-month USD LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if MPLX LP (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by MPLX LP (or our Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)

the sum of: (a) the alternate rate of interest that has been selected by MPLX LP (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by MPLX LP (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by MPLX LP (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that MPLX LP (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if MPLX LP (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if MPLX LP (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as MPLX LP (or our Designee) determines is reasonably necessary). No such change shall affect the trustee’s or the calculation agent’s own rights, duties or immunities under the indenture, the calculation agency agreement or otherwise without their consent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by MPLX LP (or our Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, MPLX LP (or our Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by MPLX LP (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the                Margin or the                Margin, as applicable.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not three-month USD LIBOR, the time determined by MPLX LP (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If any maturity date for the notes or earlier date of redemption falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such maturity date or date of redemption, as the case may be, to the next business day.

Optional Redemption

The                notes and the                notes will be redeemable in whole at any time or in part from time to time, at our option, on or after the applicable Par Call Date (as defined below), at a redemption price equal to 100% of the principal amount of the applicable notes to be redeemed. We will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

We do not have the right to redeem the            notes and the            notes prior to the applicable Par Call Date in respect of such            notes or such            notes.

“Par Call Date” means             ,            (the first business day after            ) in the case of the            notes and             ,            (the first business day after            ) in the case of the            notes.

Notice of redemption will be given at least 30 but not more than 60 days before the redemption date to each holder of record of each series of the notes to be redeemed at its registered address. However, such notice may be given more than 60 days before the redemption date if the notice is given in connection with a satisfaction and discharge. The notice of redemption for each series of the notes will state, among other things, the amount of the notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of the notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, the trustee will select the particular notes of the applicable series or portions thereof for redemption from the outstanding notes of the applicable series not previously called on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate (or, in the case of notes represented by a global security, by such method as The Depository Trust Corporation, the “DTC,” may require).

Open Market Purchases

MPLX LP or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of MPLX LP and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of MPLX LP, but will be effectively junior to MPLX LP’s secured indebtedness to the extent of the value of the relevant collateral. The notes will not be the obligations of any of the issuer’s subsidiaries and will be effectively subordinated to all indebtedness and other obligations of such subsidiaries.

MPLX LP is a holding company and derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, it depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on such debt securities, including the notes, or to provide MPLX LP with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of the issuer’s subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of such subsidiaries to make payments or other distributions to MPLX LP and such subsidiaries could agree to contractual restrictions on their ability to make distributions. As of June 30, 2019, after giving effect to the Merger and the related financing transactions (including the additional borrowings of approximately $1.5 billion under our revolving credit facility and the repayment of all amounts outstanding under ANDX’s existing credit facilities, but excluding the ANDX Exchange Offer), MPLX LP’s consolidated subsidiaries would have had approximately $3.8 billion of outstanding indebtedness, excluding unamortized debt issue costs and discounts. MPLX LP’s consolidated indebtedness, as of June 30, 2019, after giving effect to the Merger and the related financing transactions (including the additional borrowings of approximately $1.5 billion under our credit facility and the repayment of all amounts outstanding under ANDX’s existing credit facilities, but excluding the ANDX Exchange Offer) would have been approximately $19.8 billion, excluding unamortized debt issue costs and discounts and including outstanding borrowings under the MPC Loan Agreement. On an as adjusted basis, giving effect to the issuance of the notes in this offering and the use of proceeds as described under the heading “Use of

Proceeds,” MPLX LP’s consolidated indebtedness, after giving effect to the Merger and the related financing transactions (including the additional borrowings of approximately $1.5 billion under our revolving credit facility and the repayment of all amounts outstanding under ANDX’s existing credit facilities, but excluding the ANDX Exchange Offer), as of June 30, 2019, would have been approximately $    billion, excluding unamortized debt issue costs and discounts and including outstanding borrowings under the MPC Loan Agreement. See “Use of Proceeds” and “Capitalization.”

Certain Covenants

Creation of Certain Liens

If MPLX LP, or any subsidiary of MPLX LP, mortgages or encumbers as security for money borrowed any pipeline, terminal or other logistics or storage property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, natural gas, condensate or refined products that (1) is located in the United States and (2) is determined to be a principal property by the Board of Directors in its discretion, MPLX LP will, or will cause such subsidiary to, secure the notes and all other debt securities issued under the indenture equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on February 12, 2015;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of MPLX LP;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to MPLX LP or any of its subsidiaries under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	arising in connection with or to secure the cost of the repair, construction, improvement or alteration of all or part of a principal property;

•	on various facilities, equipment and personal property located at or on, or used in connection with, a principal property;

•	arising in connection with the sale of accounts receivable; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, MPLX LP may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such mortgage or lien is granted, exceed 15% of MPLX LP’s “Consolidated Net Tangible Assets,” which the indenture defines to mean the aggregate value of all assets of MPLX LP and its subsidiaries after deducting:

•	all current liabilities, excluding all short-term indebtedness and the current portion of long-term indebtedness;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discounts and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

The indenture defines “Board of Directors” as the Board of Directors of the issuer’s general partner or any authorized committee thereof or any directors and/or officers of the issuer’s general partner to whom such Board of Directors or such committee shall have duly delegated its authority to act under the indenture. If the issuer shall change its form of entity to other than a limited partnership, the references to the Board of Directors shall mean the Board of Directors (or other comparable governing body) of the issuer.

Limitations on Certain Sale and Leaseback Transactions

MPLX LP and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPLX LP and one of its subsidiaries or between any of MPLX LP’s subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

MPLX LP or a subsidiary of MPLX LP could mortgage the property without equally and ratably securing the notes and other series of debt securities issued under the indenture under the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPLX LP promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and, within 180 days of the sale, the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

As of the date of this prospectus supplement, neither MPLX LP nor any subsidiary of MPLX LP has any property that the Board of Directors has determined to be a principal property under the indenture.

Merger, Consolidation and Sale of Assets

The indenture provides that MPLX LP may not consolidate or amalgamate with or merge with or into any other person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all its assets to any person, whether in a single transaction or a series of related transactions unless:

•

MPLX LP is the surviving person in the case of a merger or the resulting, surviving or transferee person, if other than MPLX LP, is a partnership, limited liability company or corporation organized under the laws of the United States or any state thereof or the District of Columbia that expressly assumes the obligations of MPLX LP under the indenture and the notes;

•	immediately after giving effect to such transaction or series of transactions, no default or event of default under the indenture would occur or be continuing; and

•	MPLX LP shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction complies with the indenture.

In the case of any consolidation, amalgamation or merger in which MPLX LP is not the continuing entity, or disposition of all or substantially all of the assets of MPLX LP, the successor will succeed to and be substituted for MPLX LP with the same effect as if it had been an original party to the indenture, and, except in the case of a lease of all or substantially all of MPLX LP’s assets, the predecessor entity will be relieved of any further obligation under the indenture and the notes.

The indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPLX’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default

The indenture defines an event of default with respect to each series of the notes as being:

(1)	failure to pay interest on such series of the notes when due and payable, continuing for 30 days;

(2)	failure to pay the principal of or premium, if any, on such series of the notes when due and payable;

(3)

MPLX LP’s failure to observe or perform any other covenants or agreements on the part of MPLX LP in such series of the notes or in the indenture (not specifically dealt with elsewhere in the definition of “event of default”), continuing for a period of 60 days after written notice to MPLX LP of that failure as provided in the indenture; or

(4)	specified events of bankruptcy, insolvency or reorganization of MPLX LP.

MPLX LP is required annually to deliver to the trustee a certificate stating that a review of the activities of MPLX LP and its subsidiaries has been made and to the best of each signer’s knowledge, MPLX LP has performed and fulfilled every covenant contained in the indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPLX LP) shall occur and be continuing with respect to a series of the notes, the trustee or the holders of not less than 25% in aggregate principal amount of such series of the notes then outstanding may declare the principal of, premium, if any, and interest on such series of the notes to be due and payable immediately. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPLX LP occurs, the principal of, premium, if any, and interest on all the notes then outstanding of such series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of a majority in aggregate principal amount of such series of the notes may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Holders of not less than a majority in aggregate principal amount of each series of the notes then outstanding may waive any past default or event of default except a default or event of default:

•	in the payment of principal of, and premium, if any, or interest on, any of such series of the notes; or

•	in respect of a provision that cannot be amended without the consent of each holder of such series of the notes affected thereby.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

No holder of any series of the notes may institute any action or proceeding under the indenture or for the appointment of a receiver or a trustee, or for any other remedy unless:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to a series of the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of a series have made a written request to the trustee to institute an action or proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity or security satisfactory to the trustee against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity or security has failed to institute any such action or proceeding; and

•	during that 60-day period, the holders of a majority in aggregate principal amount of the notes do not give the trustee a direction inconsistent with the request.

Holders of the notes, however, are entitled at any time to bring a lawsuit for the payment of principal of, and premium, if any, and interest on their notes on or after its due date. It is intended that rights provided for holders of the notes under the indenture are for the equal and ratable benefit of all holders of the notes.

Modification and Waiver

MPLX LP and the trustee may modify the indenture or any supplemental indenture without the consent of any holders of the notes with respect to specific matters, including:

•	to evidence the succession of another person to MPLX LP;

•	to surrender any right or power conferred on MPLX LP by the indenture, add covenants for the protection of the holders of the notes or to add additional defaults or events of default;

•

to cure any ambiguity or omission or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, to transfer or pledge any property to the trustee or to make any other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of the notes;

•	to secure any or all of the notes;

•	to make any change that does not adversely affect the rights under the indenture of any holder of the notes;

•	to evidence the appointment of a successor trustee; and

•	to establish the form or terms of notes of any series as permitted by the indenture.

MPLX LP and the trustee may otherwise modify the indenture with the written consent of the holders of not less than a majority in aggregate principal amount of each series of the notes affected. However, without the consent of the holder of each outstanding note affected, no modification may:

•	reduce the percentage of the notes required to consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on each series of the notes or reduce the principal of or extend the maturity of each series of the notes;

•	reduce the premium payable upon redemption or change the time each series of the notes are redeemable;

•	change the currency in which each series of the notes are payable;

•

impair the right of any holder of each series of the notes to receive payment of premium, if any, principal of and interest on such holder’s notes or to institute suit for the enforcement of any payment on or with respect to such series of the notes;

•	release any security in respect of each series of the notes other than in accordance with the indenture; or

•	modify the provisions relating to the right of holders of each series of the notes to direct the trustee, waive a default or consent to amendments.

Except in limited circumstances, MPLX LP may set any day as a record date for the purpose of determining the holders of outstanding notes of each series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such notes computed as of the record date.

Defeasance

The indenture provides that, upon satisfaction of the requirements described below, we may terminate all of our obligations under each series of the notes and the indenture, known as legal defeasance, other than certain of our obligations, including:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of such series of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes of such series.

In addition, we may terminate our obligation to comply with certain restrictive covenants under each series of the notes or the indenture, including the restrictions contained in the indenture on liens and sale/leaseback transactions described above under “—Certain Covenants,” known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise our legal defeasance option, payment of each series of the notes may not be accelerated because of the occurrence of any events of default. If we exercise our covenant defeasance option, payment of each series of the notes may not be accelerated because of the occurrence of certain specified events of default.

To exercise either defeasance option as to each series of the notes, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and each installment of interest on the notes.

We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing for at least 91 days after such deposit;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable law, which, in the opinion of our counsel, provides that holders of each series of the notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other conditions precedent described in the indenture.

Governing Law

New York law will govern the indenture and the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for some of our affiliates for which they receive customary fees.

If an event of default occurs and is continuing, the trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the indenture, the trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee security or indemnity satisfactory to it.

The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If, after the occurrence of a default under the indenture, it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Book-Entry; Delivery and Form

Except as set forth below, each series of the notes will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount.

Each series of the notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. Each series of the notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as “participants,” or persons that may hold interests through participants.

Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of MPLX LP, the trustee or any other agent of MPLX LP or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes for each series of the notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by MPLX LP in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

SUPPLEMENTAL INFORMATION REGARDING OUR PARTNERSHIP AGREEMENT

On February 1, 2018, we completed a restructuring of our previously outstanding general partner interest and incentive distribution rights, which we refer to as the GP/IDR Restructuring. In connection with the GP/IDR Restructuring, our general partner amended and restated our partnership agreement by entering into a Fourth Amended and Restated Agreement of Limited Partnership of MPLX, dated as of February 1, 2018, which we refer to as the fourth amended and restated partnership agreement. The fourth amended and restated partnership agreement revised the provisions of the previously effective partnership agreement relating to cash distributions by removing provisions providing for distributions of available cash to the holders of incentive distribution rights and to our general partner on its general partner interest to reflect the GP/IDR Restructuring.

In connection with the Merger, our general partner amended and restated our partnership agreement by entering into a Fifth Amended and Restated Agreement of Limited Partnership of MPLX, dated as of July 30, 2019, which we refer to as the fifth amended and restated partnership agreement. The fifth amended and restated partnership agreement, among other things, provided for the creation and issuance of three new classes of limited partnership interests in MPLX referred to as the MPLX Series B Preferred Units, the MPLX Special Limited Partner Interest and the MPLX TexNew Mex Units in connection with the Merger. The new classes of limited partnership interests have substantially equivalent right, powers and preferences as comparable limited partnership interests in ANDX that were cancelled as a result of the Merger. The fifth amended and restated partnership agreement also contains certain other amendments to the partnership agreement, including changes to provisions of the partnership agreement relating to cash distributions that were necessary or appropriate to be made in connection with the Merger or the related creation of the new classes of limited partnership interests.

For the full text of the fifth amended and restated partnership agreement, please see exhibit 3.1 to our Current Report on Form 8-K/A filed on August 14, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes, which we refer to in this section as “Holders,” that purchase the notes upon their initial issuance at their “initial offering price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this summary does not address any U.S. federal tax considerations other than U.S. federal income tax considerations that may be relevant to Holders’ particular circumstances (such as certain rules requiring an accrual method taxpayer to recognize income no later than when such income is taken into account for financial reporting purposes), or to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships, other pass-through entities, and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following discussion is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (2) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a statutorily defined “de minimis” amount of original issue discount for U.S. federal income tax purposes. Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Considerations for Non-U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•

you do not conduct a trade or business within the United States to which the interest income is effectively connected (or, in the case of an applicable income tax treaty, attributable to your permanent establishment in the United States);

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•

you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate substitute or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on any U.S.-source interest paid on certain debt obligations and on the gross proceeds from a disposition of such obligations, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. This regime generally applies to payments of interest on the notes and to the payment on the notes at maturity, as well as the proceeds of any sale or other disposition of the notes. However, the IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds (but not interest). Pursuant to these proposed Treasury Regulations, MPLX and any other applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded.

Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex and subject to change. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, which we refer to as “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code, each such employee benefit plan or plan we refer to as a “Plan,” on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption 95-60, which we refer to as a “PTCE,” applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, each such plan we refer to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under

Section 410(d) of the Code, each such plan we refer to as a “Church Plan,” and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, each such plan we refer to as a “non-U.S. Plan,” are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments, any of which we refer to as a “Similar Law.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., Barclays Capital Inc. and RBC Capital Markets, LLC are acting as representatives of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriters have severally agreed to purchase the principal amount of notes indicated opposite their name in the following table.

Underwriter	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$	$
Barclays Capital Inc.
RBC Capital Markets, LLC

Total	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. After the initial offering of the notes, the offering prices at which the notes are being offered may be changed at any time without notice.

The notes are a new issue of securities. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Underwriting discount for notes		%	$
Underwriting discount for notes		%	$

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $        million.

It is expected that delivery of the notes will be made against payment for the notes on or about September                 , 2019, which will be the                business day following the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date of pricing or the next                succeeding business days will be required, because the notes initially will settle within                  business days (T+ ), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the date of delivery should consult their own legal advisors.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the notes, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21 of the FSMA does not apply to us.

Anything done in relation to the notes in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

In addition, in the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, qualified investors (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) who are high net worth companies (or other persons to whom it may be lawfully communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. The notes, or any investment or investment activity to which this prospectus supplement relates, are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to any offer of the notes. If recipients are in any doubt about any of the contents of this prospectus supplement, they should obtain independent professional advice.

The information and document are strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by the recipient to any other person or used for any purpose in Hong Kong.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the notes, have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Other Matters Relating to the Underwriters

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under the credit facility discussed under “Description of Other Indebtedness,” for which they have received, and in the future would receive, customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Conflicts of Interest

Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering used to repay amounts outstanding under the revolving credit facility. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes being offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

MPLX

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANDX

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Andeavor Logistics LP, incorporated by reference in our Current Report on Form 8-K filed on September 4, 2019, for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Andeavor Logistics LP’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Common Units Representing Limited Partner Interests

Other Classes of Units Representing Limited Partner Interests

Debt Securities

MPLX LP

We may from time to time, in one or more offerings, offer and sell an unlimited number and amount of the following securities under this prospectus:

•	common units representing limited partner interests (which we refer to as common units in this prospectus);

•	other classes of units representing limited partner interests; and

•	debt securities.

We will provide specific terms of any offering in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our common units or debt securities.

The common units are listed on the New York Stock Exchange under the symbol “MPLX.”

Unless otherwise specified in a prospectus supplement, the debt securities, when issued, will be senior unsecured debt securities and rank equally with our other unsecured and unsubordinated indebtedness.

If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors on page 7 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2017.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this shelf registration process, we may offer, at any time and from time to time, in one or more offerings, the securities that this prospectus describes. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and any prospectus supplement in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Except as otherwise indicated, references in this prospectus to “MPLX LP,” “MPLX,” the “Partnership,” “we,” “us” and “our” refer to MPLX LP and its consolidated subsidiaries. References in this prospectus to “Marathon Petroleum Corporation,” “Marathon Petroleum” or “MPC” refer to Marathon Petroleum Corporation and its consolidated subsidiaries other than MPLX.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information MPLX has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about MPLX at our website at http://www.mplx.com. We do not intend for information contained on our website to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents into this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December  31, 2016 (Part II, Item 6, Part II, Item 7 and Part II, Item 8 have been superseded by recasted information filed by MPLX on a Current Report on Form 8-K on May 1, 2017);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017;

•

our Current Reports on Form 8-K filed on January 5, 2017, February 10, 2017, March 2, 2017, April 3, 2017, May  1, 2017 (SEC Film No. 17801592), June  5, 2017, July 6, 2017, July  27, 2017 (SEC Film No. 17984405), August  4, 2017 and August 29, 2017;

•

the description of the common units representing limited partner interests in MPLX as set forth in MPLX’s Registration Statement on Form 8-A (Registration No. 001-35714), filed with the SEC on October 23, 2012 under the Exchange Act, and all amendments or reports filed with the SEC for the purpose of updating such description;

•	Item 8 of MarkWest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (SEC File No. 001-31239); and

•	Part 1, Item 1 of MarkWest’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (SEC File No. 001-31239).

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning MPLX at the following address:

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Attention: Investor Relations

Telephone: (419) 421-2414

DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the “Securities Act,” and Section 21E of the Exchange Act. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “objective,” “expect,” “forecast,” “goal,” “guidance,” “imply,”

“intend,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future levels of revenues and other income, income from operations, net income attributable to MPLX, earnings per unit, adjusted EBITDA or distributable cash flow;

•	anticipated levels of regional, national and worldwide prices of crude oil, natural gas, natural gas liquids, which we refer to as NGLs, and refined products;

•	anticipated levels of drilling activity, production rates and volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	expectations regarding our merger with MarkWest Energy Partners, L.P., which we refer to as MarkWest, joint venture arrangements and other acquisitions, including acquisitions from MPC;

•	business strategies, growth opportunities and capital investments;

•	the effect of restructuring or reorganization of business components;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows;

•	the potential effects of changes in tariff rates on our business, financial condition, results of operations and cash flows;

•	the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan;

•	our ability to successfully implement our growth strategy, whether through organic growth or acquisitions;

•	capital market conditions, including the cost of capital, and our ability to raise adequate capital to execute our business plan and implement our growth strategy; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our partnership. We caution that these statements are not guarantees of future performance, and you should not unduly rely on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	changes in general economic, market or business conditions;

•	changes in the economic and financial condition of MPLX;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	changes in regional, national and worldwide prices of crude oil, natural gas, NGLs and refined products;

•	domestic and foreign supplies of crude oil and other feedstocks, natural gas, NGLs and refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	foreign imports and exports of crude oil, refined products, natural gas and NGLs;

•	midstream and refining industry overcapacity or undercapacity;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, natural gas and NGLs, including seasonal fluctuations;

•	changes in maintenance capital expenditure requirements or changes in costs of planned capital projects;

•

political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•	actions taken by our competitors and the expansion and retirement of pipeline, processing, fractionation and treating capacity in response to market conditions;

•	changes in fuel and utility costs for our facilities;

•	failure to realize the benefits projected for capital projects, or cost overruns associated with such projects;

•	the ability to successfully implement growth strategies, whether through organic growth or acquisitions;

•	the time, costs and ability to obtain regulatory and other approvals, waivers or consents required to consummate strategic initiatives;

•

accidents or other unscheduled shutdowns affecting our pipelines, processing, fractionation and treating facilities or equipment, or those of our suppliers or customers or facilities upstream or downstream of our facilities;

•	unusual weather conditions and natural disasters;

•	disruptions due to equipment interruption or failure;

•	acts of war, terrorism or civil unrest that could impair our ability to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	legislative or regulatory action, which may adversely affect our business or operations;

•	rulings, judgments or settlements in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•

political pressure and influence of environmental groups upon policies and decisions related to the production, gathering, processing, fractionation, refining, transportation and marketing of natural gas, oil, NGLs or other carbon-based fuels;

•	labor and material shortages;

•	the ability and willingness of parties with whom we have material relationships to perform their obligations to us;

•	capital market conditions, including a persistence or increase of the current yield on MPLX common units, adversely affecting MPLX’s ability to meet its distribution growth guidance;

•	increases in and availability of equity capital, changes in the availability of unsecured credit and changes affecting the credit markets generally; and

•	the other factors described in Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and our other filings with the SEC.

We undertake no obligation to update the forward-looking statements included or incorporated by reference in this prospectus except to the extent required by applicable law.

THE COMPANY

We are a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products. As of June 30, 2017, our assets consisted of a network of crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; crude oil and product storage facilities (tank farms) with approximately 5 million barrels of available storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include approximately 5.6 billion cubic feet per day of gathering capacity, 7.8 billion cubic feet per day of natural gas processing capacity and 570,000 barrels per day of fractionation capacity.

All of our operations and assets are located in the United States. Our principal executive offices are located at 200 E. Hardin Street, Findlay, Ohio 45840, and our telephone number at that location is (419) 421-2414.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information” and “Information We Incorporate By Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, the net proceeds from the sale of securities will be used for general partnership purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements and capital expenditures. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Six Months Ended June 30, 2017	For the Years Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges (total enterprise basis)	3.2x	3.1x	7.6x	22.9x	31.4x	35.2x
Ratio of earnings to combined fixed charges and preference security distributions (total enterprise basis)	2.8x	2.7x	7.6x	22.9x	31.4x	35.2x

The term “earnings” is the amount resulting from adding the following items to the extent applicable:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges;

For this purpose, “fixed charges” consists of:

•	interest expense and amortization of discounts, premiums and capitalized expenses on indebtedness;

•	interest capitalized;

•	an estimate of the portion of annual rental expense on operating leases that represents interest attributable to rentals; and

•	preference security dividend requirements of consolidated subsidiaries.

Preference security distributions is the amount of pre-tax earnings that was required to pay distributions on the outstanding Series A Preferred units (as defined below).

DESCRIPTION OF DEBT SECURITIES

In this summary description of debt securities, references to “MPLX,” “Issuer,” “we,” “our” or “us” mean only MPLX LP and not any of its subsidiaries.

The debt securities that MPLX may offer will be either senior debt securities or subordinated debt securities (including any debt securities that are senior subordinated debt securities). The senior debt securities will be issued under the indenture, dated as of February 12, 2015 (as amended or supplemented to the date hereof), which we refer to in this prospectus as the senior indenture, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The subordinated debt securities will be issued under a subordinated indenture, which we refer to in this prospectus as the subordinated indenture, to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The senior indenture is, and the subordinated indenture will be, subject to, and governed by, the Trust Indenture Act of 1939, as amended. Each of the senior indenture and, after it is executed, the subordinated indenture may be amended, modified or supplemented from time to time. We refer to the senior indenture and the subordinated indenture collectively as the indentures and to each trustee under the indentures as a trustee.

This prospectus summarizes the material provisions of the indentures and what we expect to be the material terms of the debt securities that MPLX may issue under the indentures. This summary is not complete and may not describe all of the provisions of the indentures or of any of the debt securities that might be important to you. For additional information, you should carefully read the senior indenture and the form of subordinated indenture that are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

At the time that MPLX offers to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether or not the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable prospectus supplement.

General

MPLX may issue an unlimited principal amount of debt securities in separate series. The maximum aggregate principal amount for the debt securities of any series may be specified. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations of MPLX and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The applicable prospectus supplement for any issuance of debt securities will describe the debt securities and the price or prices at which MPLX will offer the debt securities. The description will include the following:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, our equity securities or other property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

The applicable prospectus supplement relating to any debt securities we offer will include a discussion of certain material U.S. federal income tax consequences relating to ownership of the debt securities, including, if applicable, any material U.S. federal income tax consequences applicable to any debt securities issued or deemed to be issued at a discount or applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars.

Conversion and Exchange Rights

The applicable prospectus supplement will describe, if applicable, the terms on which the holders may convert debt securities into or exchange them for common units or other classes of units representing limited partner interests. The conversion or exchange may be mandatory or may be at the holder’s option. The applicable prospectus supplement will describe how the amount of debt securities and number of common units or other classes of units representing limited partner interests to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any liquidation or dissolution or in bankruptcy, reorganization, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or premium, if any, or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution, liquidation, winding-up or reorganization, the holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

MPLX will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the applicable prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the registrar we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the registrar in the applicable prospectus supplement. We may designate additional registrars or rescind the designation of any registrar or approve a change in the office through which any registrar acts, but we must maintain a registrar in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the applicable prospectus supplement or its nominee. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act, or other applicable statute, rule or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal of, and any premium or interest on, a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal of, and any premium or interest on, the debt securities at the office of our designated paying agent. Unless the applicable prospectus supplement indicates otherwise, a corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal of, and any premium or interest on, any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as a general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge with or into any other person, in a transaction in which we are not the surviving entity, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Other Covenants

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the applicable indenture specifically for the benefit of holders of a particular series.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of, or any premium on, any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•

failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the applicable prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of acceleration have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee indemnity or security satisfactory to it. If the holders provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered indemnity satisfactory to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•

the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities computed as of the record date.

Defeasance

To the extent stated in the applicable prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and satisfaction and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the applicable prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The senior indenture is, and the subordinated indenture, the guarantees and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE COMMON UNITS

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our Third Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2016 and amended as of February 23, 2017, which we refer to as the Partnership Agreement, filed as an exhibit to the Form S-3 registration statement, of which this prospectus forms a part. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of our Partnership Agreement Relating To Cash Distributions.” For a description of the rights and privileges of holders of common units under the Partnership Agreement, including voting rights, please read “Our Partnership Agreement.” We urge you to read the Partnership Agreement, as the Partnership Agreement, and not this description, governs our common units.

Units Outstanding

As of August 30, 2017, we had 388,527,607 common units outstanding, of which 288,947,918 were held by the public and 99,579,689 were held by affiliates of MPC (excluding common units held by officers and directors of our general partner or MPC). As of August 30, 2017, the common units represented an aggregate 98.0% limited partner interest in us and the 7,929,133 general partner units held by our general partner represented a 2.0% general partner interest in us. In addition, as of August 30, 2017, we had 30,769,232 Series A Convertible Preferred units representing limited partner interests in us, which we refer to as the Series A Preferred units, outstanding. The Series A Preferred units are not deemed to represent any percentage interest in the Partnership unless or until they are converted into common units under certain circumstances described in “Description of Other Classes of Units Representing Limited Partner Interests—Series A Preferred Units.” The Series A Preferred units constituted an approximate 7.2% limited partner interest in the Partnership on an as-converted basis and assuming a one-to-one conversion ratio as of August 30, 2017.

Exchange Listing

Our common units are listed on the New York Stock Exchange under the symbol “MPLX.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the Partnership Agreement;

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into the Partnership Agreement; and

•	gives the consents, waivers and approvals contained in the Partnership Agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OTHER CLASSES OF UNITS REPRESENTING LIMITED PARTNER INTERESTS

Our Partnership Agreement authorizes us to issue an unlimited number of limited partner interests and other equity securities in one or more classes, or one or more series of classes with the designations, preferences, rights, powers and duties fixed by our general partner without the approval of any of our limited partners. A copy of our Partnership Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. As of August 30, 2017, we had 30,769,232 Series A Preferred units outstanding, which were held by private investors. The Series A Preferred units are not deemed to represent any percentage interest in the Partnership unless or until they are converted into common units under certain circumstances described below. As of August 30, 2017, on an as-converted basis and assuming a one-to-one conversion ratio, the Series A Preferred units constituted an approximate 7.2% limited partner interest in the Partnership. As of August 30, 2017, no classes of units representing limited partner interests were outstanding other than the common units and the Series A Preferred units.

Series A Preferred Units

The Series A Preferred units rank senior to all other classes or series of limited partner interests of the Partnership with respect to distribution rights and rights upon liquidation. The Series A Preferred units are entitled to receive cumulative quarterly distributions as described under “Provisions of our Partnership Agreement Relating To Cash Distributions—Series A Preferred Unit Distributions.” The Series A Preferred units are entitled to vote on an as-converted basis with the common units, voting together as a single class, on all matters on which the common units are entitled to vote, and have certain other rights to vote as a separate class with respect to any amendment to the Partnership Agreement or the Partnership’s certificate of limited partnership that would be materially adverse to any of the rights, preferences or privileges of the Series A Preferred units and certain other matters.

Each holder of the Series A Preferred units may elect to convert all or any portion of the Series A Preferred units owned by it into common units initially on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due, which we refer to as the Series A conversion rate, at any time (but not more often than once per quarter) after May 13, 2019 (or earlier liquidation, dissolution or winding up of the Partnership), provided that any conversion is for at least $100 million (calculated based on the closing price of the common units on the trading day immediately prior to the notice of conversion) or such lesser amount if such conversion is of all of a holder’s remaining Preferred units.

The Partnership may elect to convert all or any portion of the Series A Preferred units into common units based on the then-applicable Series A conversion rate at any time (but not more often than once per quarter) after May 13, 2020 if (i) the closing price of the common units is greater than 150% of the per unit purchase price for the Series A Preferred units in the private placement described above (or $32.50, as adjusted to reflect splits, combinations or similar events) for the preceding 20 trading days, (ii) the average daily trading volume of the common units is equal to or exceeded one million (as adjusted to reflect splits, combinations or similar events) for the preceding 20 trading days and (iii) the Partnership has an effective registration statement on file covering resales of the common units into which the Series A Preferred units are convertible, provided that the conversion is for at least $100 million (calculated based on the closing trading price of common units on the trading day immediately prior to the notice of conversion) or such lesser amount if such conversion is of all of the then outstanding Series A Preferred units.

In addition, the Series A Preferred units are convertible at certain conversion premiums, either at our election or the election of the holders, upon the occurrence of certain transactions, including certain transactions constituting a change in control of us or an acquisition by MPC or any of its affiliates of all of the outstanding common units or substantially all of our assets.

The Series A Preferred units are transferable, subject to certain restrictions and the satisfaction of certain conditions on transfer set forth in the Partnership Agreement, in increments of not less than $50 million (based on the per unit purchase price of the Series A Preferred units) or such lessor amount if it constitutes the remaining number of Series A Preferred units owned by such investor.

The Partnership has entered into a Registration Rights Agreement with the purchasers of the Series A Preferred units pursuant to which, among other things, the Partnership has agreed to file and maintain a registration statement with respect to the resale of the Series A Preferred units and the common units that are issuable upon conversion of the Series A Preferred units. If the Partnership fails to cause such registration statement to become effective by a specified date, the Partnership will be required to pay certain amounts to the holders of the Series A Preferred units and any common units issued upon conversion of the Series A Preferred units as liquidated damages. In addition, subject to certain customary limitations and qualifications, the Series A Preferred holders may require the Partnership to initiate underwritten offerings for the common units that are issuable upon conversion of the Series A Preferred units.

Other Classes of Units

If we offer other classes of limited partner interests represented by units other than common units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the specific terms of those units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the units and the number of units to constitute the class or series;

•	the number of units to be offered;

•	the public offering price at which the units will be issued;

•	any sinking fund provisions of the units;

•	the voting rights, if any, of the units;

•	the distribution rights of the units, if any;

•

whether the units will be redeemable and, if so, the price and the terms and conditions on which the units may be redeemed, including the time during which the units may be redeemed and any accumulated distributions thereof, if any, that the holders of the units will be entitled to receive upon the redemption thereof;

•

the terms and conditions, if any, on which the units will be convertible into, or exchangeable for, the units of any other class or series of units representing limited partner interests, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	any additional designations, preferences, rights, powers, duties and restrictions of the units.

The applicable prospectus supplement relating to any such units we offer will also include a discussion of certain material U.S. federal income tax consequences relating to ownership of the units (other than those consequences described in this prospectus).

The particular terms of any class or series of units will also be described in the amendment to our Partnership Agreement relating to that class or series of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of units.

The transfer agent, registrar and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of the Partnership Agreement that relate to cash distributions.

Distributions of Available Cash

General

The Partnership Agreement requires that, within 60 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

—

provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to Federal Energy Regulatory Commission, or FERC, rate proceedings or rate proceedings under applicable law subsequent to that quarter);

—	comply with applicable law, any of our debt instruments or other agreements; or

—

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter to pay distributions to unitholders. Under the Partnership Agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units of $0.2625 per unit, or $1.05 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of the Partnership Agreement.

General Partner Interest and Incentive Distribution Rights

Our general partner is entitled to 2.0% of all quarterly distributions that we make prior to our liquidation based on its 2.0% general partner interest in us, which was represented by 7,929,133 general partner units as of

August 30, 2017. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s 2.0% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.301875 per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner and its affiliates may receive on the common units and general partner units that they own.

Series A Preferred Unit Distributions

The holders of the Series A Preferred units are entitled to receive cumulative quarterly distributions equal to $0.528125 per unit for any quarter ending on or before May 13, 2018, and thereafter the quarterly distributions on each Series A Preferred unit will equal the greater of $0.528125 per unit or the amount that each Series A Preferred unit would have otherwise received if it had been converted into common units at the then-applicable Series A conversion rate. The Partnership may not pay any distributions for any quarter on any junior securities, including any of the common units and the incentive distribution rights, unless the distribution payable to the Series A Preferred units with respect to such quarter, together with any previously accrued and unpaid distributions to the Series A Preferred units, have been paid in full.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$60.0 million (as described below); plus

•

all of our cash receipts after October 31, 2012, the closing of our initial public offering, which we refer to as our Initial Public Offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in the Initial Public Offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of the Initial Public Offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $60.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures do not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•

any other expenditures or payments using the proceeds of our Initial Public Offering or subsequent offerings that are described above under “Use of Proceeds” relating to our Initial Public Offering or such subsequent offerings.

Capital Surplus

Capital surplus is defined in the Partnership Agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since October 31, 2012, the closing of our Initial Public Offering, equals the operating surplus from such date through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in the Partnership Agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under the Partnership Agreement. The Partnership Agreement treats a distribution of capital surplus as the repayment of the initial unit price from our Initial Public Offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or storage capacity to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amount attributable to the item described in the first bullet of the definition of operating surplus); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus

After payment of the cumulative quarterly distributions on the Series A Preferred units, we will make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described below in “—General Partner Interest and Incentive Distribution Rights.”

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partnership Interest and Incentive Distribution Rights

The Partnership Agreement provides that our general partner is entitled to a percentage of all distributions that we make prior to our liquidation equal to its general partner interest in us, which was 2.0% as of August 30, 2017. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. The Partnership Agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the Partnership Agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest, that our general partner continues to own the incentive distribution rights and that we do not issue additional classes of equity securities.

If for any quarter we have paid the cumulative quarterly distributions on the Series A Preferred units and distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.301875 per unit for that quarter, which we refer to as the first target distribution;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.328125 per unit for that quarter, which we refer to as the second target distribution;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.393750 per unit for that quarter, which we refer to as the third target distribution; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute per outstanding common unit to common unitholders up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, that we have not issued any new classes of partnership interests, our general partner has not transferred its incentive distribution rights and that the cumulative distributions on the Series A Preferred units have been paid in full.

				Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount			Unit holders	General Partner
Minimum Quarterly Distribution	$0.2625			98.0%	2.0%
First Target Distribution	above $0.2625	up to $	0.301875	98.0%	2.0%
Second Target Distribution	above $0.301875	up to $	0.328125	85.0%	15.0%
Third Target Distribution	above $0.328125	up to $	0.393750	75.0%	25.0%
Thereafter	above $0.393750			50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under the Partnership Agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution (as defined below) amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election, which amount we refer to as the reset minimum quarterly distribution, and the target distribution levels will be reset to be correspondingly higher such that, after paying the cumulative quarterly distributions on the Series A Preferred units, we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The preceding discussion is based on the assumption that our general partner maintains its 2.0% general partner interest, that we do not issue any new classes of partnership interest and that our general partner has not transferred its incentive distribution rights.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of the Partnership Agreement and (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels. The table assumes that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.50, our general partner’s 2.0% interest has been maintained, we had not issued any new classes of partnership interests and our general partner has not transferred its incentive distribution rights.

Quarterly distribution per unit prior to reset			Marginal percentage interest in distributions			Quarterly distribution per unit following hypothetical reset
			Common unitholders	General partner interest	Incentive distribution rights
Minimum Quarterly Distribution	$0.2625		98.0%	2.0%	—	$0.500
First Target Distribution	above $0.2625	up to $0.301875	98.0%	2.0%	—	above $0.500		up to $0.575	(1)
Second Target Distribution	above $0.301875	up to $0.328125	85.0%	2.0%	13.0%	above $0.575	(1)	up to $0.625	(2)
Third Target Distribution	above $0.328125	up to $0.393750	75.0%	2.0%	23.0%	above $0.625	(2)	up to $0.750	(3)
Thereafter	above $0.393750		50.0%	2.0%	48.0%	above $0.750	(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus, after paying the cumulative quarterly distributions on Series A Preferred units, that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 332,000,000 common units outstanding, our general partner’s 2.0% interest has been maintained, the average distribution to each common unit would be $0.50 per quarter for the two consecutive non-overlapping quarters prior to the reset, we had not issued any new classes of partnership interests and our general partner has not transferred its incentive distribution rights. The table does not reflect cash distributions paid on any common units acquired by the general partner or any of its affiliates prior to the reset.

Quarterly distribution per unit prior to reset			Cash distribution to general partner prior to reset
			Cash distributions to common unitholders prior to reset	Common units	2.0% General partner interest	Incentive distribution rights	Total	Total Distributions
Minimum Quarterly Distribution	$0.2625		$87,150,000	$—	$1,778,571	$—	$1,778,571	$88,928,571
First Target Distribution	above $0.2625	up to $0.301875	13,072,500	—	266,786	—	266,786	13,339,286
Second Target Distribution	above $0.301875	up to $0.328125	8,715,000	—	205,059	1,332,882	1,537,941	10,252,941
Third Target Distribution	above $0.328125	up to $0.393750	21,787,500	—	581,000	6,681,500	7,262,500	29,050,000
Thereafter	above $0.393750		35,275,000	—	1,411,000	33,864,000	35,275,000	70,550,000

			$166,000,000	$—	$4,242,416	$41,878,382	$46,120,798	$212,120,798

The following table illustrates the total amount of available cash from operating surplus after paying the cumulative quarterly distributions on Series A Preferred units that would be distributed to the common unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table assumes that, as a result of the reset, there would be 415,756,764 common units outstanding, our general partner has maintained its 2.0% general partner interest, the average distribution to each common unit would be $0.50, we had not issued any new classes of partnership interests and our general partner has not transferred its incentive distribution rights. The number of common units issued as a result of the reset was calculated by dividing (x) 41,878,382 as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.50. The table does not reflect cash distributions paid on any common units acquired by the general partner or any of its affiliates prior to the reset.

Quarterly distribution per unit after reset			Cash distributions to common unitholders after reset	Cash distribution to general partner after reset
				Common units	2.0% General partner interest	Incentive distribution rights	Total	Total Distributions
Minimum Quarterly Distribution	$0.500		$166,000,000	$41,878,382	$4,242,416	$—	$46,120,798	$212,120,798
First Target Distribution	above $0.500	up to $0.575	—	—	—	—	—	—
Second Target Distribution	above $0.575	up to $0.625	—	—	—	—	—	—
Third Target Distribution	above $0.625	up to $0.750	—	—	—	—	—	—
Thereafter	above $0.750		—	—	—	—	—	—

			$166,000,000	$41,878,382	$4,242,416	$—	$46,120,798	$212,120,798

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under the Partnership Agreement.

Distributions from Capital Surplus

General

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in our Initial Public Offering, an amount of available cash from capital surplus equal to the Initial Public Offering price;

•

second, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue any new classes of partnership interests.

Effect of a Distribution from Capital Surplus

The Partnership Agreement treats a distribution of capital surplus with respect to common units as the repayment of the initial unit price from our Initial Public Offering, which is a return of capital. The Initial Public Offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our Initial Public Offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus after paying the cumulative quarterly distributions on Series A Preferred units, with 50.0% being paid to the unitholders, pro rata, and 2.0% to our general partner and 48.0% to the holder of our incentive distribution rights, assuming that our general partner maintains its 2.0% general partner interest and that we do not issue any new classes of partnership interests.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of general partner units comprising the general partner interest; and

•	the arrearages in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, the Partnership Agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash upon Liquidation

General

If we dissolve in accordance with the Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to cause the capital accounts of the holders to reflect the different distributions intended for the different classes of units, and, in particular, to implement any intended preference in liquidation to the holders of Series A Preferred units over the capital accounts of holders of common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units or other partnership interests to fully recover all of these amounts, even though there may be cash available for distribution. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Any cash or cash equivalents available for distribution upon liquidation shall be distributed to the holders of the Series A Preferred units up to the positive balances in their capital accounts prior to any distribution of cash or cash equivalents to the holders of common units.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the Partnership Agreement. Any gains upon the sale or other disposition of our assets in liquidation will be allocated to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, to the Series A Preferred unitholders, pro rata, until the capital account for each Series A Preferred unit is equal to the issue price of $32.50 per Series A Preferred unit;

•	third, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the minimum quarterly distribution;

•	fourth, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•	fifth, 85.0% to the common unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•	sixth, 75.0% to the common unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence;

•	thereafter, 50.0% to the common unitholders, pro rata, and 50.0% to our general partner.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest, that our general partner has not transferred its incentive distribution rights and that we do not issue any new classes of partnership interests.

Manner of Adjustments for Losses

After making allocations of loss to the general partner and the unitholders (other than the Series A Preferred unitholders) in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•

first, 98.0% to all unitholders (other than the Series A Preferred unitholders) in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of all unitholders have been reduced to zero;

•	second, to the Series A Preferred unitholders, to the extent of and in proportion to the positive balances in their capital accounts; and

•	thereafter, 100.0% to our general partner.

The preceding discussion is based on the assumption that our general partner maintains its 2.0% general partner interest, that our general partner has not transferred its incentive distribution rights and that we do not issue any new classes of partnership interests.

Adjustments to Capital Accounts

The Partnership Agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, the Partnership Agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, the Partnership Agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

Special Distributions in Consideration of Contributions by Partners

Our general partner may, from time-to-time, cause the Partnership to make special distributions of cash to one or more of our partners in connection with, and in full or partial consideration of, the contribution, assignment, transfer or conveyance of property, assets or rights or any interests therein by such partners to the Partnership.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Partnership Agreement. The Partnership Agreement is filed with the SEC as an exhibit to the Form S-3 registration statement to which this prospectus forms a part. We will provide prospective investors with a copy of the Partnership Agreement upon request at no charge.

We summarize the following provisions of the Partnership Agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized on March 27, 2012 and will have a perpetual existence unless terminated pursuant to the terms of the Partnership Agreement.

Purpose

Our purpose under the Partnership Agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil, refined product and other hydrocarbon-based product pipelines and other midstream assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read “—Issuance of Additional Securities; Preemptive Rights.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require the approval of holders of a majority of the outstanding common units, the outstanding Series A Preferred units (voting on an as-converted basis at the then-applicable Series A conversion rate) and a majority of any other class of units, if any, entitled to vote on the matter, voting as a single class. Matters that require the approval of the “Series A required percentage” require the affirmative vote of the record holders of 75% of outstanding Series A Preferred units, voting separately as a single class.

In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No common unitholders approval rights. The Series A required percentage is required for issuances of additional partnership interests that rank senior to or, subject to certain limitations, in parity with, the Series A Preferred units with respect to distributions on such partnership interests or distributions upon liquidation.

Amendment of the Partnership Agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Amendments that would be materially adverse to the rights, preferences and privileges of the Series A Preferred units require the approval of the Series A required percentage. Please read “—Amendments of our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units and Series A Preferred Units (on an as-converted basis at the then-applicable Series A conversion rate), excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022 in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of our General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding common and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate), voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate), excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in our General Partner.”

Declarations of payment of any distributions from capital surplus	Series A required percentage.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, as amended, supplemented or restated from time to time, and any successor to such statute, which we refer to as the Delaware Act, and that it otherwise acts in conformity with the provisions of the Partnership Agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the Partnership Agreement; or

•	to take other action under the Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither the Partnership Agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the Partnership Agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities; Preemptive Rights

The Partnership Agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, provided that the approval of the Series A required percentage is required for issuances of additional partnership interests that rank senior to or, subject to certain limitations, in parity with, the Series A Preferred units with respect to distributions on such partnership interests or distributions upon liquidation.

It is possible that we will fund acquisitions, distributions or our capital expenditures through the issuance of additional common units, preferred units, general partner units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units, preferred units, general partner units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of the Partnership Agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, the Partnership Agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Upon issuance of additional limited partner interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s 2.0% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendments of Our Partnership Agreement

General

Amendments to the Partnership Agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of the Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding common units and Series A Preferred units voting together as a single class (with the Series A Preferred units voting on an as-converted basis at the then-applicable Series A conversion rate), including units owned by our general partner and its affiliates. As of August 30, 2017, our general partner and its affiliates (excluding officers and directors of our general partner or MPC) collectively owned approximately 25.6% of the outstanding common units and approximately 23.7% of the combined number of outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate).

No Unitholder Approval

Our general partner may generally make amendments to the Partnership Agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (ERISA), whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in the Partnership Agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by the Partnership Agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to the Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the Partnership Agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90.0% of the outstanding common units and Series A Preferred units voting together as a single class (with the Series A Preferred units voting on an as-converted basis at the then-applicable Series A conversion rate) unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate). Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate).

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, the Partnership Agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the Partnership Agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20.0% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in the Partnership Agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under the Partnership Agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first bullet above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable conversion rate), excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding common units and Series A Preferred units voting together as a single class (with the Series A Preferred units voting on an as-converted basis at the then-applicable Series A conversion rate), including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1/3% of the combined number of outstanding common units and Series A Preferred units (on an as-converted basis at the applicable conversion ratio) by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. As of August 30, 2017, our general partner and its affiliates (excluding officers and directors of our general partner or MPC) collectively owned approximately 23.7% of the combined number of outstanding common units and Series A Preferred units (on an as-converted basis at the then-applicable Series A conversion rate).

The Partnership Agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units and Series A Preferred units, voting together as a single class (with the Series A Preferred units voting on an as-converted basis at the then-applicable Series A conversion rate), excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of the Partnership Agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in our General Partner

At any time, MPC and its affiliates may sell or transfer all or part of their membership interest in our general partner, or their membership interests in MPC Investment LLC, the sole member of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MPLX GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units, and such units will not be considered to be outstanding for purposes of calling a meeting of our limited partners. The provisions do not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. In addition, the provisions do not apply to the purchasers of the Series A Preferred units with respect to their ownership of the Series A Preferred units or common units into which the Series A Preferred units are converted. Please read “—Withdrawal or Removal of our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 85.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests (but excluding the Series A Preferred Units) of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with the Partnership Agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences—Disposition of Common Units.”

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, the general partner at any time can request a transferee or a unitholder to certify or re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information within 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under the Partnership Agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

If at any time any person or group (other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates, a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, any other person or group who acquires an interest with the prior approval of the board of directors of our general partner, or the purchasers of the Series A Preferred units with respect to the Series A Preferred units or the common units into which the Series A Preferred units are convertible) acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as a Limited Partner

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the limited partner interest transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” all limited partner interests issued will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner because such person’s status, service or relationship expose such person to claims or suits relating to our business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under the Partnership Agreement.

Reimbursement of Expenses

The Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to each record holder of a unit, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect our Books and Records

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of the Partnership Agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. The Partnership Agreement limits the right to information that a limited partner would otherwise have under Delaware law.

General Partner Registration Rights

Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of MPLX GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

The Partnership Agreement will provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (ii) brought in a derivative manner on our behalf, (iii) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (iv) asserting a claim against us arising pursuant to any provision of the Delaware Act or (v) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the Partnership Agreement to be inapplicable or unenforceable in such action.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of certain of the material U.S. federal income tax considerations that may be relevant to prospective common unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Jones Day, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” existing and proposed Treasury regulations promulgated under the Internal Revenue Code, which we refer to as the “Treasury Regulations,” and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to MPLX LP and our operating subsidiaries and references in this section to “units” or “unitholders” are references to only our common units and common unitholders.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our common unitholders. Moreover, the discussion focuses on common unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other common unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or “IRAs,” real estate investment trusts or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his or her own tax advisor in analyzing the state, local and foreign tax consequences particular to him or her of the ownership or disposition of common units and potential changes in applicable tax laws.

The Internal Revenue Service, which we refer to as the “IRS,” has issued us private letter rulings confirming that a portion of our operations generates “qualifying income” under Section 7704 of the Internal Revenue Code. Otherwise, the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on opinions of Jones Day. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our common unitholders and our general partner and thus will be borne indirectly by our common unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Jones Day and are based on the accuracy of the representations made by us.

For the reasons described below, Jones Day has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short

Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her federal income tax liability, regardless of whether cash distributions are made to him or her by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him or her is in excess of the partner’s adjusted tax basis in his or her partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2.0% of our current gross income on a pro forma basis is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Jones Day is of the opinion that at least 90.0% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has issued us private letter rulings confirming that a portion of our operations generates “qualifying income” under Section 7704 of the Internal Revenue Code. Otherwise, the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Jones Day on such matters. It is the opinion of Jones Day that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, on our private letter ruling, and on the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Jones Day has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Jones Day has relied include:

•	Neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90.0% of our gross income has been and will be income of the type that Jones Day has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our corporate income tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his or her common units, or taxable capital gain, after the unitholder’s tax basis in his or her common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in any unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Jones Day’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of MPLX LP will be treated as partners of MPLX LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of MPLX LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by any unitholder who is not a partner for federal income tax purposes, and any cash distributions received by any unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in MPLX LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in MPLX LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his or her income tax return his or her share of our income, gains, losses and deductions without regard to whether we make cash distributions to him or her. Consequently, we may allocate income to a unitholder even if he or she has not received a cash distribution. Each unitholder will be required to include in income his or her allocable share of our income, gains, losses and deductions for our taxable year ending with or within his or her taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to any unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent that the amount of any such cash distribution exceeds his or her tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of any unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in any unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent that our distributions cause any unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he or she must recapture any losses deducted in previous years. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in any unitholder’s percentage interest in us because of our issuance of additional common units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to any unitholder, regardless of his or her tax basis in his or her common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his or her proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Tax Basis of Common Units

A unitholder’s initial tax basis for his or her common units will be the amount he or she paid for the common units plus his or her share of our nonrecourse liabilities. That tax basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That tax basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his or her share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by any unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder, any unitholder that is an estate or trust, or a corporate unitholder (if more than 50.0% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his or her tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his or her at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to any unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his or her at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his or her common units. Upon the taxable disposition of a unit, any gain recognized by any unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the tax basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, any unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that tax basis attributable to his or her share of our nonrecourse liabilities, reduced by (i) any portion of that tax basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he or she borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or any unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed any unitholder ’s share of income we generate may be deducted in full when he or she disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of any unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholders’ share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to our general partner to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to any unitholder purchasing common units in an offering of securities hereunder will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of an offering of securities hereunder. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his or her interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his or her relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Jones Day is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he or she would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Jones Day has not rendered an opinion regarding the tax treatment of any unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his or her distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 (as adjusted for inflation under the Code) of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20.0%. Such rates are subject to change by new legislation at any time.

An additional 3.8% Medicare tax is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes any unitholder’s allocable share of our income and gain realized by any unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets, or “inside basis,” under Section 743(b) of the Internal Revenue

Code to reflect his or her purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to any unitholder will be considered to have two components: (i) his or her share of our tax basis in our assets, or “common basis,” and (ii) his or her Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150.0% declining balance method. Under the Partnership Agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Disposition of Common Units—Uniformity of Units.”

We are depreciating the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treating that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which does not directly apply to a material portion of our assets. To the extent that this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we have applied (and expect to continue to apply) the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Disposition of Common Units—Uniformity of Units.” Any unitholder’s tax basis for his or her common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s tax basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Jones Day is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his or her share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial tax basis reduction. Generally, a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he or she would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his or her share of our income, gain, loss and deduction for our taxable year ending within or with his or her taxable year. In addition, any unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to include in income for his or her taxable year his or her share of more than 12 months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of securities hereunder will be borne by our general partner and all of our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Disposition of Common Units—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, any unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his or her interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units, called “syndication expenses,” must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determination of tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. Any unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him or her plus his or her share of our nonrecourse liabilities. Because the amount realized includes any unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income attributable to a common unit and, therefore, decreased any unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his or her original cost.

Except as noted below, gain or loss recognized by any unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than 12 months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets that we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, any unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, any unitholder will be unable to select high or low tax basis common units to sell as would be the case with corporate stock, but, according to the

Treasury Regulations, he or she may designate specific common units sold for purposes of determining the holding period of units transferred. Any unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. Any unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined for each taxable period, will be prorated on a monthly basis and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, any unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Jones Day is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If our method were found to be inappropriate by the IRS or a court of law, our taxable income or losses might be reallocated among the unitholders.

We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year. We do not currently plan to change our method of allocation.

Any unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

Any unitholder who sells any of his or her units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50.0% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50.0% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of any unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his or her taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Jones Day has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to any unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal income tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30.0%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” (as defined in Section 884(c) of the Internal Revenue Code) that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent that the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he or she owned (directly or constructively applying certain attribution rules) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. Currently, more than 50.0% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Jones Day can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his or her federal income tax return. Any audit of any unitholder’s federal income tax return could result in adjustments not related to our federal income tax returns in addition to those related to our federal income tax returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The Partnership Agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our federal income tax returns. The Tax Matters Partner may bind any unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

Any unitholder must file a statement with the IRS identifying the treatment of any item on his or her federal income tax return that is not consistent with the treatment of the item on our federal income tax return. Intentional or negligent disregard of this consistency requirement may subject any unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, if the IRS makes audit adjustments to our income tax returns for tax years beginning after 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from us. We will generally have the ability to shift any such tax liability to our general partner and our unitholders in accordance with their interests in us during the year under audit, but there can be no assurance that we will be able to do so (or choose to do so) under all circumstances. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our general partner and our unitholders might be substantially reduced.

Some details of these rules are not yet clear. The IRS recently re-issued proposed regulations interpreting these rules, but final regulations may differ. Each prospective unitholder should consult his or her own tax advisor regarding this legislation and related regulations.

Additional Withholding Requirements

Additional withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, which we refer to as “FDAP Income,” or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

Pursuant to Treasury Regulations and other guidance, the withholding provisions described above will generally apply to all payments of FDAP Income and to payments of relevant gross proceeds made on or after January 1, 2019. Each prospective unitholder should consult his or her own tax advisor regarding the applicability of these withholding provisions to an investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	information about whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

A penalty equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the federal income tax return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the tax return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the tax return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our federal income tax return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their federal income tax returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted tax basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted tax basis, (b) the price for any property or services (or for the use of property) claimed on any such tax return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200.0% or more (or 50.0% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a tax return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. We do not anticipate making any valuation misstatements.

In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts above certain thresholds (generally in excess of $2.0 million in any single year, or $4.0 million in a combination of years). Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied, and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted by Congress or promulgated by the IRS and the U.S. Department of the Treasury. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income within the meaning of Section 7704 of the Code were published in the Federal Register. We do not believe these final regulations affect our ability to be treated as a partnership for U.S. federal income tax purposes.

Due to the enactment of the Bipartisan Budget Act of 2015, the audit procedures for large partnerships will change for partnership taxable years beginning after December 31, 2017. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Tax Consequences of Ownership of Debt Securities or Other Units Representing Limited Partnership Interests

A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities or other units representing limited partner interests will be set forth in the prospectus supplement relating to the offering of such securities.

STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on his or her investment in us. We currently conduct business in approximately 15 states. Many of these states currently impose an income tax on corporations and other entities. Many of these states also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file an income tax return and pay income taxes in some jurisdictions because your income from that jurisdiction falls below the applicable threshold to trigger a filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold an amount equal to a percentage of income from amounts distributed to a common unitholder who is not a resident of the jurisdiction. Our withholding, whether in an amount which is greater or less than a particular common unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return in such jurisdiction. Amounts withheld will be treated as if distributed to common unitholders for purposes of determining the amounts distributed by us. Please read “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his or her investment in us. Accordingly, each prospective common unitholder is urged to consult his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all state, local and foreign, as well as U.S. federal income tax returns, that may be required of him or her. Jones Day has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN MPLX LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension and profit-sharing plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, which we refer to collectively as “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA or any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA or any other applicable Similar Laws;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA and the Internal Revenue Code or any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

An investor who is considering acquiring the securities that this prospectus describes with the assets of an Employee Benefit Plan must also consider whether the acquisition and holding of the securities will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Internal Revenue Code prohibit certain transactions that involve an Employee Benefit Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Internal Revenue Code with respect to such plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the securities) or extensions of credit between an Employee Benefit Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code generally prohibit a fiduciary with respect to an Employee Benefit Plan from dealing with the assets of such plan for its own benefit (for example when a fiduciary of an Employee Benefit Plan uses its position to cause such plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Internal Revenue Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, or “PTCE,” 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the common units, even if the specified conditions are met. Under Section 4975 of the Internal Revenue Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition to considering whether the purchase of the securities that this prospectus describes is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA as well as the prohibited transaction rules of the Internal Revenue Code and ERISA or any other applicable Similar Laws.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25.0% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and some other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and/or (b) above.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, or a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, or a “Church Plan,” and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, or a “non-U.S. Plan,” are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to Similar Law. A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the common units satisfies the requirements, if any, under any applicable Similar Law.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters. The prospectus supplement for any offering may set forth, among other things, the following information:

•	the terms of the offering;

•	the name or names of the underwriters;

•	the name or names of any managing underwriter or underwriters;

•	the net proceeds we will receive from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the Initial Public Offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We will fix a price of the securities offered at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices based upon historical market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We will pay or allow underwriters’, distributors’ or sellers’ commissions that will not exceed those customary in the types of transactions involved.

Sale Through Underwriters or Dealers

We will sell any securities offered under this prospectus through underwriters. The underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change the public offering price of securities offered from time to time and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

General Information

We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

The Financial Industry Regulatory Authority, which we refer to as FINRA, views our common units as interests in a direct participation program. Accordingly, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Jones Day. Jones Day will also render an opinion on the material federal income tax considerations regarding the common units. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters or agents participating in such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to MPLX LP’s Current Report on Form 8-K dated May 1, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MPLX LP for the year ended December 31, 2016 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Hardin Street Transportation LLC, Woodhaven Cavern LLC and MPLX Terminals LLC businesses the registrant acquired during 2017, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited combined historical financial statements of Hardin Street Transportation LLC and Woodhaven Cavern LLC included in Exhibit 99.1 of MPLX LP’s Current Report on Form 8-K dated March 2, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated historical financial statements of MPLX Terminals LLC included in Exhibit 99.2 of MPLX LP’s Current Report on Form 8-K dated March 2, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, incorporated in this prospectus by reference from the MarkWest Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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MPLX LP

$            Floating Rate Senior Notes due

$            Floating Rate Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Barclays	RBC Capital Markets

September     , 2019